Exhibit 99.1
Liberator Medical Reports Record Annual Net Revenues of $40.9 Million for Fiscal Year Ended September 30, 2010
Fourth Quarter Revenue Was $11.49 Million, Equating to an Annual Run Rate of $45.96 Million
STUART, Fla., Jan. 18, 2011 (GLOBE NEWSWIRE) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced net revenues for fiscal year 2010 of $40,919,000, an increase of $15,101,000, or 58.5%, compared with fiscal year 2009. The increase in sales was primarily due to the Company’s continued emphasis on its direct response advertising campaign. Liberator’s direct response advertising expenditures for fiscal year 2010 increased by $6,617,000, or 157.9%, to $10,808,000, compared with fiscal year 2009.
For the fourth fiscal quarter 2010, the Company reported net revenues of $11.49 million representing an increase of $3.79 million, or 49%, over fourth fiscal quarter 2009 net revenues of $7.70 million.
The Company’s gross profit for fiscal year 2010 increased by $9,802,000, or 58.5%, to $26,570,000, compared with fiscal year 2009. The increase was attributed to increased sales volume for fiscal year 2010 compared to fiscal year 2009. As a percentage of net sales, gross profit for fiscal year 2010 was 64.9%, unchanged from fiscal year 2009.
During fiscal year 2010, the Company added seventy-five employees, including several key management personnel hired to focus on new product opportunities, increased sales within its existing product lines, additional distribution channels within the insurance industry, and improved productivity within its operations, lead management, and accounting groups. As of September 30, 2010, the Company had 214 active employees, compared to 139 at September 30, 2009.
Financial Condition
The Company had cash of $7,428,000 at September 30, 2010, compared to $3,798,000 at September 30, 2009, an increase of $3,630,000. This increase in cash during fiscal year 2010 was primarily due to net proceeds of $6,593,000 from the sale of common stock in March 2010, proceeds of $1,592,000 from the exercise of warrants during fiscal year 2010, and net proceeds of $500,000 from the sale of certificates of deposit. The Company used $2,336,000 of cash for operations, $1,812,000 for purchases of property and equipment and other investing activities, and $1,031,000 to pay debt obligations.
The Company reported income from operations of $4,627,000 for the fiscal year ended September 30, 2010, an increase of $1,338,000 compared to income from operations of $3,289,000 for the fiscal year ended September 30, 2009. During the fiscal fourth quarter of 2010, the Company reported operating income of $2,164,000.
The Company reported net income of $2,600,000 ($0.07 per share) for fiscal year 2010, compared to net income of $2,222,000 for fiscal year 2009. During the fiscal fourth quarter of 2010, the Company reported net income of $692,000 ($0.018 per share). Excluding the non-cash change in fair value of derivative liabilities of $691,000 relating to a $3.5 million and a $2.5 million convertible note, net income would have been $3,291,000 ($0.09 per share) for the fiscal year ended September 30, 2010, an increase of $1,069,000, a 48.1% increase over fiscal year ended September 30, 2009.
The $3.5 million convertible note was converted into common stock in the month of May in 2010 and the $2.5 million convertible note was converted into common stock in the month of October in 2010, reducing the Company’s debt and debt service significantly.
Mr. Libratore, CEO, stated: “We have experienced tremendous growth over the past three fiscal years despite the downturn in the U.S. economy. We have a strong balance sheet with over $7 million in cash and minimal debt. Approximately 50% of each of our facilities is available for future growth, which positions the Company very well to grow our sales and improve profitability over the long term. The outlook for demand for our products and services is favorable, as our products are not variable or seasonal and there should be an increase in newly-diagnosed patients requiring the medical supplies that we provide.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

CONTACT:	Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com